THE STATE CORPORATION COMMISSION
                            OF THE STATE OF KANSAS
                                                                 Reg MB DR WK RT

Before Commissioners:      John Wine, Chair
                           Cynthia L. Claus
                           Brian J. Moline


In the Matter of the Joint Application of Western    )Docket No. 99-WSRE-381-EGF
Resources, Inc. and Kansas Gas and Electric Company  )
for an Electric Generation Facility Siting Permit    )
Pursuant to K.S.A. 66-1,159 et seq., Authorizing the )
Construction of Three Natural Gas Turbine Electric   )
Generation Units at the Existing Gordon Evans Energy  )
Center in the State of Kansas, and for Other         )
Related Authority.                                   )

                                      ORDER

     This matter is before the State Corporation Commission of State of Kansas ("Commission") upon the Application of Western Resources, Inc. ("Western Resources") and Kansas Gas and Electric Company ("KGE") ("Joint Applicants") for an electric generation siting permit. Being duly advised in the premises, the Commission states as follows:

                                  I. BACKGROUND

     A. Jurisdiction

     1. Pursuant to K.S.A. 66-1,158 et seq., no electric utility may begin site preparation for or construction of an electric generation facility or an addition to an electric generation facility without first acquiring permission from the Commission. Whenever an electric utility desires to obtain such a permit, it is required to file an application with the Commission. Joint Applicants filed such an application in accordance with the Commission's jurisdiction and regulations on December 2, 1998.

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     B. Application

     2. The December 2, 1998, Joint Application requested the issuance of a Commission permit pursuant to K.S.A. 66-1,158 et seq. authorizing the construction and installation of additional electric generating units at an existing electric generating facility located at KGE's Gorden Evans Energy Center ("GEEC").

     C. Procedural History

     3. On December 9, 1998, Farmland Industries, Inc. ("Farmland") filed a Petition for Intervention. Empire District Electric Company ("Empire") filed a Petition to Intervene on December 16, 1998, and an Amended Petition to Intervene on December 24, 1998. CURB also filed a Petition for Leave to Intervene on December 18, 1998.

     4. On December 11, 1998, the Commission issued its Order Setting Procedural Schedule, setting dates for Public Hearing, Testimony due dates, Technical Hearing, and a Briefing Schedule.

     5. On January 7, 1999, the Commission issued an Order granting CURB, Farmland and Empire intervention in this proceeding.

     6. On January 25, 1999, an Affidavit of Publication and Service of Notice was filed confirming that notice of the Public Hearing had been properly published for three consecutive weeks in newspapers as provided in the Order Setting Procedural Schedule. On January 27, 1998, Joint Applicants filed an Amended Affidavit of Publication.

     7. On January 28, 1999, the Commission conducted its Public Hearing in Wichita, Kansas, in accordance with the Procedural Schedule.

     8. On February 15, 1999, the Commission staff ("Staff") filed its direct testimony regarding the Joint Application. Staff's ultimate recommendation was that the Commission grant the Joint Application, subject to certain conditions.

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     9. On February 22, 1999,  a Joint Motion to Amend  Procedural  Schedule was
filed by Joint Applicants and Staff in order to facilitate ongoing preparation for a Stipulation and Agreement. The Commission granted this Motion by Order dated February 26, 1999.

     10. The resulting Stipulation and Agreement was filed on March 3, 1999, with the signatory parties of Joint Applicants, Staff, CURB and Empire.

     11. On March 9, 1999, the Commission conducted its Technical Hearing in this matter pursuant to the Procedural Schedule. At that hearing, the signatory parties presented the Stipulation and Agreement, and moved for its approval. The signatory parties indicated that Farmland had been contacted and, although it was not a signatory, it would lodge no objection to the Stipulation and Agreement.

                              II. FINDINGS OF FACT

     12. The Commission finds that the terms of the Stipulation and Agreement are reasonable and appropriate final resolution in this matter. However, the Commission also finds that additional requirements are necessary.

     13. Joint Applicants should file a formal Summary Report of their annual briefing conducted in accordance with P. 10.F. of the Stipulation and Agreement. These Summary Reports should be filed annually in bifurcated dockets within fifteen days of the completion of the briefing. Staff will be required to file a Report and Recommendation in response to the Summary Reports within ten days of receipt. Staff's Report and Recommendation should specifically address whether Commission action on the Summary Report is necessary, and should provide explanation of any Commission action recommended.

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                             III. CONCLUSIONS OF LAW

     14. The Commission concludes that settlements are favored in the law. Braight v. LSI Corp., 254 Kan. 853, 869 P.2d 686 (1994). A settlement of issues, all or part, with or without unanimous agreement, will be entertained and considered by the Commission. The Commission has reviewed the attached Stipulation and Agreement of the parties and concludes that it is an appropriate and reasonable disposition of this matter, with the addition of the Commission requirements outlined above. The Commission therefore adopts and incorporates by reference the terms of the Stipulation and Agreement as contained in Attachment "A", along with the additional Commission requirements outlined in P. 13 of this Order.

     THE COMMISSION THEREFORE ORDERS THAT:

     The Motion presented at the March 9, 1999 Hearing to approve the Stipulation and Agreement entered into by Staff, Joint Applicants, CURB and Empire is hereby approved, with the additional requirements as outlined in P. 13 of this Order. The terms of the Stipulation and Agreement, in conjunction with the requirements outlined in P. 13, are hereby incorporated by reference.

     The Commission retains jurisdiction of the subject matter and the parties for the purpose of entering such further order or orders as it may deem necessary and proper.

     BY THE COMMISSION IT IS SO ORDERED.

     Wine, Chair; Claus, Com.; Moline, Com.

     Dated: March 30, 1999

                                                    /s/  David J. Heinemann
                                                       Executive Director

PL

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



                     BEFORE THE STATE CORPORATION COMMISSION
                             OF THE STATE OF KANSAS



In the Matter of the Joint Application of           )
Western Resources, Inc.                             )
and Kansas Gas and Electric Company                 )          Docket No.
for an Electric Generation Facility Siting Permit   )       99-WSRE-381-EGF
Pursuant to K.S.A. 66-1,159 et seq., Authorizing    )
the Construction of Three Natural Gas Turbine       )
Electric Generation Units at the Existing Gordon    )
Evans Energy Center in the State of Kansas, and for )
Other Related Authority                             )


                            STIPULATION AND AGREEMENT


     The Staff of the State Corporation Commission of the State of Kansas ("Staff"), together with Western Resources, Inc. ("Western Resources"), Kansas Gas and Electric Company ("KGE"), Empire District Electric Company ("Empire"), and the Citizens Utility Ratepayer Board ("CURB") have had settlement discussions and have reached the following Stipulation and Agreement. This Stipulation and Agreement is submitted to the State Corporation Commission of the State of Kansas ("Commission") by the above-referenced parties (the "Joint Movants") for approval pursuant to the terms set forth herein. Farmland Industries, Inc. ("Farmland") is not a signatory to the Stipulation and Agreement, but is familiar with its terms; Farmland does not support, but does not oppose, approval of the Stipulation and Agreement by the Commission.

                        I. DESCRIPTION OF THE PROCEEDINGS

     1. On December 2, 1998, Western Resources and KGE (the "Joint Applicants") filed with the Commission their Joint Application for Electric Generation Facilities Siting Permit (the "Joint Application") requesting issuance of a permit pursuant to K.S.A. 66-1, 159 et. seq. authorizing the

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construction  and  installation of additional  electric  generating units at the existing electric generation facility located at KGE's Gordon Evans Energy Center ("GEEC") near Colwich, Kansas.

         2. Subsequent to the filing of the Joint Application, several parties filed motions to intervene and participate in this docket, as follows:

         (i) Farmland Industries, Inc. ("Farmland") filed a Petition for Intervention on December 9, 1998.

         (ii) Empire District Electric Company ("Empire") filed a Petition to Intervene on December 16, 1998, and Empire also filed an Amended Petition to Intervene on December 24, 1998.

         (iii) The Citizens' Utility Ratepayer Board ("CURB") filed a Petition for Leave to Intervene on December 18, 1998.

         3. On December 11, 1998, the Commission issued its Order Setting Procedural Schedule in this docket, setting out the following schedule:

                  January  28,  1999  Public  Hearing
                  February  16,  1999 Staff Testimony  Due
                  February 22, 1999 WRI  Rebuttal  Testimony  Due
                  March 9 & 10,  1999  Technical  Hearing
                  March  19,  1999 Post Hearing Briefs due (all parties).

     4. On January 7, 1999, the Commission issued an Order granting CURB, Farmland and Empire the right to intervene in this docket.

     5. On January 25, 1999, an Affidavit of Publication and Service of Notice was filed in this docket confirming that notice of a public hearing had been published for three consecutive weeks

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in  newspapers  as provided in the Order  Setting  Procedural  Schedule,  and on
January 27, 1999 an Amended Affidavit of Publication was filed.

         6. On January 28, 1999, a public hearing concerning the Joint Application was held in Wichita in accordance with the procedural schedule.

         7. On February 15, 1999, direct testimony was filed by Staff concerning the Joint Application. Staff's testimony recommended that a siting permit be granted to the Joint Applicants, subject to certain conditions.

         8. On February 22, 1999, a Joint Motion to Amend Procedural Schedule was filed by Staff and by the Joint Applicants, and the Commission issued an Order Amending Procedural Schedule on February 26, 1999 to accommodate the preparation of this Stipulation and Agreement.

         9. As a result of discussions among the parties in this docket, this Stipulation and Agreement has been reached between Staff, Joint Applicants, Empire and CURB to resolve all outstanding issues concerning the Joint Application. Farmland is not signatory to this Stipulation and Agreement, but is familiar with its terms and provisions; Farmland does not support, but does not oppose, approval of this Stipulation and Agreement by the Commission.

                     II. TERMS OF STIPULATION AND AGREEMENT

     10. Staff, Joint Applicants, Empire and CURB stipulate and agree the Commission should enter an order resolving all outstanding issues in this docket, which order should include the following findings and conclusions:

     A. The Joint Applicants in this docket, Western Resources and KGE, are electric public utilities as defined by K.S.A. 66-104 and 66-101a, and the Commission has jurisdiction under K.S.A. 66-101 to supervise and control electric public utilities doing business in Kansas. The notice requirements of K.S.A. 66-1,160 have been

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          satisfied and evidence  thereof has been filed with the  Commission in accordance with its Order Setting Procedural Schedule issued on December 11, 1998 in this docket.

      B. The Joint Applicants have demonstrated by a preponderance of the evidence that there is a necessity for the proposed electric generating facilities described in the Joint Application, and that the proposed location and size of the proposed addition to the Gordon Evans Energy Center is the most reasonable at this time.

     C. The electric generating capacity of the proposed facility will contribute to meeting the electrical needs of the people of the state of Kansas, considering the probable future statewide electrical needs, and considering the existing electrical generating capacity available within the state that is capable of being distributed economically, reliably, technically and environmentally.

     D. The total planned utilization of the proposed location for the electric generating facilities, as it relates to the necessity for the additional generating capacity, is reasonable. A gas-fired generation facility is already located at the GEEC site, which is currently served by natural gas pipelines. Natural gas is also the primary source of fuel for the proposed additional facilities. Also, by placing the proposed CT's at the GEEC site, they can be converted to combined cycle operation in the future by utilizing the steam generating units which are already located there. Finally, the location of the additional facilities at the GEEC will contribute to system stability and will increase the Joint Applicants' ability to restore power in the event of a system malfunction.

     E. In light of the foregoing findings, a siting permit should be issued for construction of the proposed additional electric generation facilities at the GEEC site, which permit

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          shall  include  the  installation  of black start  capability  for the proposed new combustion turbine units. The siting permit shall authorize the construction and installation of the proposed electric generating facilities and black start capability in accordance with the Joint Application, as the same shall be amended in accordance with K.A.R. 82-8-2(e) by the page for page substitutions which are described in Appendix A of this Stipulation and Agreement.

     F. On or before April 30th of each year commencing in the year 2000 and continuing through the year 2005, the Joint Applicants shall meet with Staff for purposes of advising the Staff concerning the Joint Applicants' generation planning activities, including projected demand forecasts, load management considerations, outage reports, construction or purchase power strategies, and related matters. CURB will be advised of the time and place of such meeting, and a representative of CURB shall be permitted to attend the meeting.

     G. In light of the annual Staff briefing required pursuant to paragraph F above, the Joint Applicants will no longer be required to file certain reports that have previously been required in connection with other dockets, in particular:

          (i) Docket No. 142,098-U (84-KGE-197-R) report on usage trends (baseload/peakload);

          (ii) Docket  No.  134,792-U  report  on  outage  incidents,   tracking
               occurrences at KGE generating units;

          (iii)Docket No's. 142,096-U (84-KGE-197-R) and 149,109-U (86- KGE-3-A)
               report concerning existing load capability, anticipated

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



               generation additions, summer peak load reduction, forecast for ensuing year, etc.

          (iv) Docket No. 85-KGE-495 TAR report concerning interruptions in service to Vulcan.

          (v)  Docket  No.   120,924-U  and  142,098-U   (84-KGE-197-R)   report
               concerning operating data for WCGS and system data for KGE.

     H. On or before May 30th each year during the same period specified in paragraph F above, Joint Applicants will meet separately with their industrial customers, to provide a similar briefing on the expected operating conditions for the upcoming summer and projections of load growth and plans to meet electricity demand for the near future. Joint Applicants shall not be required to disclose confidential information to industrial customers during such briefing.

     I. Issuance of a siting permit will not constitute a determination by the Commission of the prudency of the costs incurred by Joint Applicants in connection with the construction of the new generation facilities. The inclusion of such costs in rate base shall be subject to a future determination by the Commission, either pursuant to a rate case application or as part of the incentive plan mechanism which may be established as part of the pending merger of Joint Applicants and Kansas City Power & Light Company in Docket No. 97-WSRE-676-MER.

     J. The Joint Applicants, by entering into this Stipulation and Agreement, shall not be deemed to have accepted the statements made in direct testimony filed on behalf of Staff in this docket which raise questions about the cost and/or the schedule for installing the proposed electric generation units. Further, Joint Applicants shall not

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



          be precluded, by virtue of entering into this Stipulation and Agreement, from submitting information to the Commission in connection with any future determination by the Commission referred to in paragraph I above, which fully addresses and supports the costs and scheduling issues raised in this docket.

     K. The Joint Application and the information supplied therein, together with information supplied to Staff in response to data requests, has been sufficient to support Staff's evaluation, conclusions and decision to execute this Stipulation and Agreement, and good cause therefore exists for the Commission, pursuant to K.A.R. 82-8-4 to waive any requirements of the regulations which have not been specifically addressed, and which requirements are hereby waived.

     11. This Stipulation and Agreement fully resolves all issues between Staff, Joint Applicants, Empire and CURB in this docket. Staff, Joint Applicants, Empire and CURB believe the terms of this Stipulation and Agreement constitute a fair and reasonable resolution of issues arising from the Joint Application filed by Joint Applicants herein. In addition to permitting the construction of necessary generating capacity, this Stipulation and Agreement creates a mechanism for addressing Staff's concern that priority be given to generation supply planning on an ongoing basis.

     12. The terms and provisions of this Stipulation and Agreement have resulted from extensive negotiations among the signatories and are interdependent. In the event the Commission does not approve and adopt the terms of this Stipulation and Agreement in total, it shall be void and none of the signatories hereto shall be bound by, prejudiced, or in any way affected by any of the agreements or provisions hereof, unless otherwise provided herein, and Joint Applicants shall be entitled to submit rebuttal testimony and present evidence for a determination by the Commission at a Technical Hearing as if this Stipulation and Agreement had not been executed.

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



     13. In the event the Commission accepts the specific terms of this Stipulation and Agreement in total, each signatory waives its respective rights to object to the admission of testimony by witnesses sponsored by the other signatories, or to cross examine such witnesses, and each signatory waives its respective rights to present oral argument and written briefs regarding the issues addressed herein, and its respective rights to judicial review of the issues addressed herein. This waiver applies only to those matters explicitly addressed by this Stipulation and Agreement and included in a Commission Order issued in this proceeding and does not apply to (a) any matters not expressly addressed by this Stipulation and Agreement, or (b) except as specified herein, to any matters raised in any subsequent or in any separate and currently pending Commission proceeding. Notwithstanding anything to the contrary set forth above, each of the signatories to this Stipulation and Agreement shall have the right, in any future docket wherein a determination shall be made concerning the inclusion of the cost of constructing the generation facilities in rate base, to challenge or support statements made in testimony filed in this docket concerning the cost and/or the schedule for installing the proposed electric generation units, and to submit testimony and evidence which more fully addresses the cost and scheduling issues raised in this docket.

     14. None of the signatories to this Stipulation and Agreement shall be deemed to have approved of or acquiesced in any question of Commission authority, ratemaking principle, valuation methodology, cost of service methodology or determination, depreciation principle or method, rate design methodology, cost allocation, cost recovery, or prudence that may underlie this Stipulation and Agreement, or for which provision is made or deferred in this Stipulation and Agreement.

     15. Unless (and only to the extent) otherwise specified in this Stipulation and Agreement, the signatories to this Stipulation and Agreement shall not be prejudiced, bound by, or affected in any way by the terms of this Stipulation and Agreement (a) in any future proceeding, (b) in any

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proceeding  currently  pending  under  a  separate  docket,  and/or  (c) in this proceeding if the Commission decides to approve this Stipulation and Agreement in total or in any way conditions its approval of same.

     WHEREFORE, the signatories hereto believe the Stipulation and Agreement is fair, just and equitable and in the public interest, and respectfully request that the Commission approve this Stipulation and Agreement in its entirety and issue an Order in this matter approving the same.

     Dated this 3rd day of March, 1999.

                                STATE CORPORATION COMMISSION OF THE
                                STATE OF KANSAS


                                /s/ Paula Lentz
                                Paula Lentz, Asst. General Counsel
                                1500 SW Arrowhead Drive
                                Topeka, Kansas  66604



                                WESTERN RESOURCES, INC.
                                KANSAS GAS AND ELECTRIC COMPANY

                                   Martin J. Bregman (#12618)
                                   Executive Director, Law
                                   Richard D. Terrell (#10171)
                                   Vice Pres., Law
                                   818 Kansas Avenue
                                   Topeka, KS  66612
                                   Tel:  (913) 575-1986
                                   Fax:  (913) 575-8136




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



                                POLSINELLI, WHITE, VARDEMAN & SHALTON,
                                A PROFESSIONAL CORPORATION


                                By:/s/ William F. Watkins
                                   John D. Petersen (#09775)
                                   William F. Watkins (#13119)
                                   Lighton Plaza III
                                   College Blvd., Suite 750
                                   Overland Park, KS  66210
                                   Tel:  (913) 451-8788
                                   Fax:  (913) 451-6205
                                   Attorneys for Western Resources, Inc. and for Kansas Gas and Electric Co.



                               EMPIRE DISTRICT ELECTRIC COMPANY


                               By:/s/ James G. Flaherty
                                  James G. Flaherty, #11177
                                  Anderson Byrd Richeson Flaherty & Henrichs
                                  216 South Hickory, P.O. Box 17
                                  Ottawa, KS  66067
                                  (785) 242-1234
                                  (785) 242-1279 FAX
                                  Attorneys for Empire District Electric Company



                               CITIZENS UTILITY RATEPAYERS BOARD


                               By:/s/ Walker Hendrix
                                  Walker Hendrix #08835
                                  Allen Brady Cantrell #17721
                                  1500 SW Arrowhead Road
                                  Topeka, KS  66604
                                  (785) 271-3200
                                  (785) 271-3116 FAX

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                                   APPENDIX A

     Attached hereto are certain papers and maps that have been prepared for purposes of amending the Joint Application in Docket No. 99-WSRE-381-EGF in accordance with K.A.R. 82-8- 2(e). The page for page substitutions to the original Application, which are attached hereto are more specifically described as follows:

1. The enclosed Facility Location Map should be substituted for the map that was enclosed in the document holder in Section D-3 of the Application. The map shows the layout of the Gordon Evans Energy Center (GEEC) including the addition of the three new combustion turbines. The substitute map differs from the superseded map in the following respects:

     (i) The enclosed map reflects a change in location of the combustion turbine generators approximately 400 ft. south from the original location, but still within the perimeter of the existing GEEC facility. The units were moved to reduce the influence of the existing tall steam boilers on the emission plume of the new combustion turbines;

     (ii) The initial plan included two fuel storage tanks, while the substitute map reflects a single tank having a storage capacity comparable to the sum of the two tanks originally proposed. The modification will reduce costs and reduce the size of the diked spill enclosure area.

2. The enclosed Electrical Overall One-Line Drawing should be substituted for the drawing that was enclosed in the document holder in Section D.4 of the Application. The enclosed drawing has been revised to show additional surge protection for the 345 kV tie line, the addition of a new generator breaker for the diesel generator instead of using the existing breaker, and other miscellaneous changes at the Gordon Evans Energy Center (GEEC).

3. The enclosed document entitled Section J, consisting of three stapled pages, should be substituted for Section J of the original Application. The enclosed substitute pages differ from the superseded pages by the deletion of one sentence concerning dewatering operations, and the insertion of three new sentences which concern dewatering operations during construction of the facilities.

4. A single page entitled Section F should be substituted for Section F of the original Application, and another single page numbered "8" at the bottom center of the page should be substituted for page 8 of the Application. These substitute pages differ from the superseded pages by the deletion of any reference to Sedgwick County in paragraph 25.D on page 8 of the original Application and in Parts I(d) and I(e) of Section F. This change is being made in light of the last sentence of K.S.A. 66-1,162 which exempts the Applicants from local zoning and building permit requirements.

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



                                                                       Section F



                     Required Governmental Agency Approvals


     Several permits are required from the Kansas Department of Health and Environment (KDHE). All required permits and governmental approvals are given below:


I.   New Permits
     a. Air Permit - Prevention of Significant Deterioration (PSD) - KDHE
     b. Acid Rain Permit - KDHE
     c. Water Discharge Permit - Erosion Control Plan for construction  activity
     - KDHE All permits above required prior to construction except B, which is required prior to operation.

II.  Modification of Existing Permits
     a.  Air Permit - Title V Operating Permit - KDHE
     b. Water Discharge (NPDES) Permit - Discharge permit for plant operations - KDHE
     c. Spill Prevention Control & Countermeasures Plan - Oil Spill Plan - KDHE All modifications above required prior to operation.


     Approval of the permits listed above, with the exception of the Air Permit from KDHE, is not required prior to our concurrent with the Kansas Corporation Commission's action on this Kansas Siting Act application. The KDHE Air Permit will be obtained by April 15, 1999.

     No studies were required by the KCC to be submitted to other agencies.

                                                                       Section J


               Effect on Environment at Gordon Evans Energy Center


General

     Three combustion turbine (CT) generators, one internal combustion blackstart generator (relocated from Wichita Plant), and all associated infrastructure, including fuel handling and water treatment systems will be installed in a developed industrial area on the existing Gordon Evans Energy Center (GEEC) site. The area is currently in agricultural use or covered with grass. Land surface slopes are minimal. The site is approximately 1382 feet above mean sea level. Groundwater is approximately 25 feet below the surface. Surface drainage from the site is to the south into Cowskin Creek via a drainage easement and open ditch.

Land Form

     Land surface topography will not be altered by construction activities, except for earthen dikes around fuel oil storage areas. Best management practices will be utilized during construction to minimize erosion. Dewatering during construction may be required in the new location of the turbine generators. Water discharge from dewatering operations during construction is treated and handled in the same manner as construction site rainwater runoff. KDHE has advised that a separate permit is not required.

Surface Water

     The existing National Pollutant Discharge Elimination System and Storm Water Runoff permits for GEEC will be modified. The modified permit will reflect the installation of three combustion turbines and associated facilities. Industrial water from the new addition will be combined with existing plant effluent and discharged through the existing monitoring point. Preliminary design indicates the new addition will have a minimal impact on surface water.

Ground Water

     Proper design and engineering controls for the CT additions at GEEC will minimize any potential groundwater contamination. All chemical storage areas will have secondary contaminant facilities. Fuel oil storage tanks will be enclosed in a lined dike and all areas in contact with the ground will be cathodically protected.

Air

     Fugitive emission of dust from unpaved roads or construction areas will only be of concern during construction activities. Keeping the disturbed areas to a minimum size and applying water if required will control fugitive emissions. It is anticipated that fugitive emissions will not be a problem.

     A revision to GEEC 's major stationary source air permit will be required for operation of the new CT's because Prevention of Significant Deterioration rules apply to sources undergoing construction in areas designated as 'attainment' or 'unclassifiable' under Section 107 of the Clean Air Act. Western Resources Inc. (WR) will obtain approval from the Kansas Department of Health and Environment prior to the start of construction. WR will utilize engineering controls (i.e., low NOx combustors) to insure compliance with state and federal air quality regulations.

Waste Management

     Construction activities may create solid and/or hazardous waste. This project will not require significant demolition activities. Any waste generated during construction will be disposed off-site in a licensed disposal facility. There will be minimal impact on the existing facility during operation.

Historical & Archaeological

     The GEEC site has no potential to affect properties listed on the National Register of Historic Places or the Register of Historic Kansas Places, according the Kansas State Historical Society.

     There are no known archaeological sites or other properties possessing historical or architectural significance on the GEEC property.

     If WR should inadvertently discover archaeological sites, human remains, or associated funerary objects during construction, work will cease and the Kansas State Historical Society will be notified. Work will resume following the removal and or preservation of the archeological materials.

Visual Resources

     The maximum height of any structure is well below the size of the structure of the existing facility.

Ecological Impacts

     The existing areas are planted in grass and maintained as plant grounds or are in cropland. There are no known endangered species in or traversing this area. There are no wetlands in this area.

Infrastructure Impacts

     The maximum construction workforce on site at any one time is estimated to be 50 persons. Access to the site is via paved county roads. All construction parking will be on the plant site. A rail line is available to the site for delivery of heavy loads. Plant employment during operation is not expected to change. No project construction activities off site property are expected. The GEEC site is within a few miles of the Wichita metropolitan area and labor support for construction activities of this size is sufficient.

     22. Filed herewith as an exhibit is a general description of the proposed facility including (a) the principal design features, (b) expected operating and performance characteristics, and (c) scale plans and drawings of the general layout of the facility. See Sections D and E of the Appendix to this Application for a more detailed description of the site and the turbines.

     23. As required by Kansas statutes, Applicant will provide notice of this Application and of the notice of hearing to the following: Department of Economic Development; State Board of Agriculture; State Water Resources Board; Department of Health and Environment; Department of Transportation; State
Geological Survey; and, the Division of the Budget of the Department of Administration.

     24. Applicants respectfully request Commission approval of this application by April 15, 1999. Such approval may be necessary for applicants to commence site preparation as explained more fully in Mr. Morgan's testimony. Failure to receive approval by this date may prevent timely completion of the first two units by June 1, 1999. Any delay may cause increases in costs and increases the probability of curtailments of service to firm customers.

     25. In addition to the approval of the Commission, the Application is subject to the fulfillment or waiver of certain conditions or approvals, including, the following: New Permits (all permits are required prior to construction except B, below, is required prior to operation)

         A.   Air Permit - Prevention of Significant Deterioration (PSD) - KDHE
         B.   Acid Rain Permit - KDHE
         C.   Water Discharge Permit - Erosion Control Plan - Construction -KDHE

Modification of Existing Permits (required prior to operation)

         A.   Air Permit - Title V Operating Permit - KDHE

                        THE STATE CORPORATION COMMISSION
                             OF THE STATE OF KANSAS


Before Commissioners:       John Wine, Chair
                            Cynthia L. Claus
                            Brian J. Moline


In the Matter of the Joint Application of Western )
Resources, Inc. and Kansas Gas and Electric       )
Company for an Electric Generation Facility Siting)
Permit Pursuant to K.S.A. 66-1, 159 et seq.,      )
Authorizing the Construction of Three Natural Gas )   Docket No. 99-WSRE-381-EGF
Turbine Electric Generation Units at the Existing )
Gordon Evans Energy Center in the State of Kansas,)
and for Other Related Authority.                  )


                           ORDER GRANTING JOINT MOTION
                      TO CORRECT STIPULATION AND AGREEMENT

     This matter is before the State Corporation Commission of State of Kansas ("Commission") upon the Application of Western Resources, Inc. ("Western Resources") and Kansas Gas and Electric Company ("KGE") ("Joint Applicants") for an electric generation siting permit. Being duly advised in the premises, the Commission states as follows:

     1. On March 30, 1999, the Commission issued its Order approving the March 3, 1999, Stipulation and Agreement, with certain additional requirements, entered into by and between the Commission Staff ("Staff"), Joint Applicants, the Citizens' Utility Ratepayer Board ("CURB"), and Empire District Electric Company ("Empire"). This Order approved the settlement of issues in this docket, and granted the Joint Applicants their requested siting permit. Only one party to the docket, Farmland Industries, Inc. ("Farmland"), did not join as a signatory party to the Stipulation and Agreement. However, the Commission noted that Farmland neither supported nor opposed Commission approval of the Stipulation and Agreement.

     2. On April 6, 1999, the signatories to the Stipulation and Agreement filed their Joint Motion to Correct Stipulation and Agreement. Subsequent to the Commission's approval, the parties discovered certain typographical errors and inadvertent omissions to Paragraph 10, Section G, Subsection iii ("10.G.iii."). The parties indicated in their Joint Motion that 10.G.iii. should have read as follows:

     (iii) Docket Nos. 142,098-U (84-KGE-197-R) (consolidated with 149,109-U (86-KGE-3- A)) and 136,381-U report concerning existing load capability, anticipated generation additions, summer peak load reduction, forecast for ensuing year, etc.

     3. The Commission finds that the errors contained in the approved Stipulation and Agreement were inadvertent and require correction. The Commission therefore concludes the Joint Motion to Correct Stipulation and Agreement is hereby granted. The corrected 10.G.iii. as it appears in P. 2 above shall replace the erroneous 10.G.iii. that appears in the March 3, 1999, Stipulation and Agreement approved by the Commission on March 30, 1999.

     THE COMMISSION THEREFORE ORDERS THAT:

     The Joint Motion to Correct Stipulation and Agreement is hereby granted. Paragraph 10, Section G, Subsection iii, as it appears in the March 3, 1999 Stipulation and Agreement approved by the Commission on March 30, 1999, is corrected as outlined above.

     The Commission retains jurisdiction of the subject matter and the parties for the purpose of entering such further order or orders as it may deem necessary and proper.

     BY THE COMMISSION IT IS SO ORDERED.

     Wine, Chair; Claus, Com.; Moline, Com.

     Dated:  April 30, 1999

                                               /s/  David J. Heinemann
                                                 Executive Director